Exhibit 99.1

Tesla Announces Formation of Special Committee to Evaluate Potential Going Private Transaction

Palo Alto, CA, August 14, 2018 -- Tesla, Inc. (the “Company”) announced today that its Board of Directors has formed a special committee comprised of three independent directors to act on behalf of the Company in connection with Elon Musk’s previously announced consideration of a transaction to take the Company private (the “Going Private Transaction”). The special committee has not yet received a formal proposal from Mr. Musk regarding any Going Private Transaction nor has it reached any conclusion as to the advisability or feasibility of such a transaction.

The special committee is composed of Brad Buss, Robyn Denholm and Linda Johnson Rice.  The special committee has retained Latham & Watkins LLP as its legal counsel and intends to retain an independent financial advisor to assist in its review of a formal proposal once received.  The Company has separately retained Wilson Sonsini Goodrich & Rosati as its legal counsel in this matter.

The special committee has the full power and authority of the Board of Directors to take any and all actions on behalf of the Board of Directors as it deems necessary to evaluate and negotiate a potential Going Private Transaction and alternatives to any transaction proposed by Mr. Musk. The special committee’s grant of authority provides that no Going Private Transaction will be consummated without the approval of the special committee.  The special committee expects to provide a further update concerning the process associated with Mr. Musk’s proposal as soon as practicable.

No assurances can be given regarding the likelihood, terms and details of any proposal or potential Going Private Transaction, that any proposal made by Mr. Musk regarding a potential Going Private Transaction will be accepted by the special committee, that definitive documentation relating to any such Going Private Transaction will be executed or that such a transaction will be completed.

Forward Looking Statements

Certain statements in this announcement, including statements regarding a potential Going Private Transaction, are “forward-looking statements” that are subject to risks, uncertainties and contingencies. These risks, uncertainties and contingencies include, but are not limited to, the impact of the announcement of the formation of the special committee and review of a potential Going Private Transaction on the Company’s business and its ability to implement any potential Going Private Transaction.  Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings.

This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this announcement, and the Company disclaims any obligation to update information contained in these forward-looking statements.

Investor Relations Contact:

ir@tesla.com

Press Contact:

press@tesla.com